Exhibit 99.2

BIOCRYST ANNOUNCES FULL EXERCISE OF OVER ALLOTMENT OPTION

Research Triangle Park, North Carolina – August 5, 2013 – BioCryst Pharmaceuticals, Inc. (Nasdaq: BCRX) today announced that the underwriters of its recent public offering of its common stock have exercised in full their option to purchase an additional 600,000 shares. The total gross proceeds from this offering to BioCryst, including from the exercise of the over-allotment option, are expected to be $20.2 million, before deducting underwriting discounts and commissions and other estimated offering expenses payable by BioCryst. BioCryst expects to use net proceeds of this offering for general corporate purposes, including funding clinical development of BCX4161, continued development of second generation hereditary angioedema compounds and pre-commercialization activities related to intravenous peramivir. The offering, including the sale of the additional shares, is expected to close on August 6, 2013, subject to customary closing conditions.

Wells Fargo Securities, LLC and JMP Securities LLC acted as joint book-running managers, and Noble Financial Capital Markets acted as co-manager for the offering.

The shares of common stock described above are being offered by BioCryst pursuant to a shelf registration statement previously filed with and declared effective by the U.S. Securities and Exchange Commission. A final prospectus supplement related to the offering was filed with the SEC and is available on the SEC’s website located at http://www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus relating to this offering may be obtained from Wells Fargo Securities, LLC, 1525 West W.T. Harris Boulevard, NC0675, Charlotte, NC 28262, Attn: Capital Markets Client Support, telephone: 1-800-326-5897 or email: cmclientsupport@wellsfargo.com; or JMP Securities LLC, Attn: Prospectus Department, 600 Montgomery Street, 10th Floor, San Francisco, CA 94111, telephone: 1-415-835-8985.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale is not permitted.

About BioCryst Pharmaceuticals

BioCryst Pharmaceuticals designs, optimizes and develops novel small molecule drugs that block key enzymes involved in infectious and inflammatory diseases, with the goal of addressing unmet medical needs of patients and physicians. BioCryst currently has two late-stage development programs: peramivir, a viral neuraminidase inhibitor for the treatment of influenza, and ulodesine, a purine nucleoside phosphorylase (PNP) inhibitor for the treatment of gout. In addition, BioCryst has several early-stage programs: BCX4161 and a next generation oral inhibitor of plasma kallikrein for hereditary angioedema and BCX4430, a broad spectrum antiviral for hemorrhagic fevers. For more information, please visit the Company’s website at www.BioCryst.com.

This press release contains forward-looking statements, including statements regarding future results and achievements. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Please refer to the documents BioCryst files periodically with the SEC and located at http://investor.shareholder.com/biocryst/sec.cfm.

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CONTACT:    Robert Bennett, BioCryst Pharmaceuticals, +1-919-859-7910 (investors & media)